Exhibit 10.2


September 27, 1996



Mr. John J. Wiesner
Chairman, CEO
C.R. Anthony Company
701 North Broadway
P.O. Box 25725
Oklahoma City, OK  73125-0725

Dear Jack:

1. This letter (the "Agreement") will confirm the engagement of Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") as financial advisor to C.R. Anthony Company (together with its successors and assigns, the "Company") to perform such general corporate finance advisory services as Houlihan Lokey and the Company may agree upon in connection with pursuing an acquisition, sale, recapitalization, or merger (collectively, a "Transaction"). The term of this agreement shall run from the date of this letter until a Transaction is consummated or upon 5 days written notice by either party hereto (the "Term").
Houlihan Lokey is authorized and retained to act as financial advisor to the Company, its subsidiaries, affiliates and any entities it may form or invest in (collectively, the "Company") in connection with the Company's analysis of potential strategic alternatives and subsequently effecting a Transaction if requested by the Company. As used in this letter, the term "Transaction", as it relates to potential strategic alternatives, shall include, but not be limited to:


     a) acquisitions (an "Acquisition") pursuant to which (i) the Company consummates a merger, consolidation or other business combination with another entity, where the Company is the surviving entity (or its shareholders own a majority of the equity in the surviving entity) in such business combination, or (ii) the Company acquires a majority of the total equity ownership of another entity, or all or substantially all of the assets of another entity;

     b) the sale of the Company (the "Sale") whether by merger, stock sale or sale in one or more transactions, of all or substantially all of the assets of the Company to another entity or where the shareholders of the Company own less than a majority of the surviving entity; and

     c) a recapitalization (a "Recapitalization") involving the issuance of any indebtedness or equity securities by the Company to institutional investors and/or other lenders and investors whereby an extraordinary dividend is paid or equity securities are repurchased by the Company, whether as a standalone Transaction or in connection with a related Transaction.


Should the Company decide to pursue a Transaction, the Company agrees to retain Houlihan Lokey as its financial advisor in effecting such Transaction.

2. Houlihan Lokey will, to the extent requested by the Company, assist the Company in analyzing possible Transactions on the terms and conditions of this letter. In this regard, we shall undertake certain activities on behalf of the Company including the following:

     a) performing an analysis of the Company, its business, operations and prospects;

     b) performing a similar analysis of other potential parties to a possible Transaction;

     c) analyzing Transaction options available to the Company, including not pursuing any of the possible Transactions outlined in paragraph 1;

     d) counseling as to strategy and tactics for effecting a potential Transaction;

     e)   advising as to the structure and the form of a possible
          Transaction, including the form of any agreements related thereto;

     f) assisting the Company in obtaining appropriate information and in performing financial due diligence regarding possible Transactions;

     g) arranging, if requested, financing on behalf of the Company to help consummate a possible Transaction;

     h) assisting in negotiations, as appropriate, on behalf of the Company; and

     i) rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Houlihan Lokey and the Company.

3) The Company agrees to pay Houlihan Lokey the following fees with respect to services rendered hereunder:

     a) In the event that the Company consummates an Acquisition, the Company will pay a transaction fee of
          (i) 1.375% of the aggregate Purchase Price (as hereinafter defined) paid by the Company if the aggregate purchase price is equal to or less than $30 million and (ii) 1.375% of the first $30 million and 1% of the excess over $30 million if the aggregate purchase price exceeds $30 million; provided, however, that any fee earned pursuant to this paragraph 3(c) shall not be less than $500,000. This success fee shall be payable upon closing of the Acquisition. The term "Purchase Price" means the sum of the aggregate fair market value of any securities issued, and any cash consideration paid, to the seller in connection with an Acquisition or Sale Transaction, plus the amount of any non-working capital indebtedness that is assumed, directly or indirectly, or refinanced by the purchaser. The term "Purchase Price" shall also include the present value of any consideration that is or may be payable subsequent to the closing, including consideration for non-compete or similar agreements or other payments which are contingent upon the occurrence or nonoccurrence of specified events or the passage of time. The Company and Houlihan Lokey shall in good faith agree at closing on the value of any such non-cash consideration included in the price of an Acquisition or Sale. In addition to the foregoing, if the Company requests that Houlihan Lokey assist in obtaining financing for an Acquisition, the Company shall pay Houlihan Lokey financing fees of (i) 1.0% of the total amount, including any unfunded portion, of any senior debt facility arranged by Houlihan Lokey,
          (ii) 3.0% of the total amount, including any unfunded portion, of any subordinated debt facility arranged by Houlihan Lokey and (iii) 4.0% of the total amount of any equity arranged by Houlihan Lokey;

     b) In the event that the Company proceeds with a Sale, Houlihan Lokey will assist and advise the Company in its analysis of the potential sale and possible alternative ways in which the Sale might be structured. The initial focus will be to work with the Company to determine whether a Transaction can be effected on terms acceptable to the Company. If requested, Houlihan Lokey will also assist the Company in preparing a Selling Memorandum (the "Memorandum") which describes the Company. The Memorandum will be approved by the Company, in its discretion, prior to the commencement of its dissemination. Further, Houlihan Lokey will assist the Company in identifying potential purchasers and in all negotiations related to a Sale as well as help in effecting a Sale. In consideration of the foregoing, the Company agrees to pay to Houlihan Lokey at the closing of a Sale a success fee of 1.375% of the aggregate Purchase Price received by the Company;

     c) In the event that the Company proceeds with a Recapitalization, either as a separate standalone Transaction or in conjunction with another Transaction whereby financing is necessary, Houlihan Lokey will (i) assist the Company in preparing a Financing Memorandum (the "Memorandum") which describes the Company, the contemplated financing and the terms under which the financing is offered, (ii) market the financing on a best efforts basis with potential investors approved by the Company, and will negotiate, on the Company's behalf, the terms of the financing with these investors, and (iii) coordinate the due diligence effort of the investors and will assist the Company in the negotiation of the final terms of the financing and assist, where appropriate, to expedite the documentation and closing. In consideration of the foregoing, the Company agrees to pay at closing of the Recapitalization fees to Houlihan Lokey in accordance with the provisions of paragraph 3(a) of this Agreement; provided, however, that if the Company elects to pursue a self-tender offer for outstanding common stock using financing sources not introduced or arranged by Houlihan Lokey, no fee shall be payable to Houlihan Lokey under this paragraph 3(c); and

     d) If, during the period of Houlihan Lokey's engagement hereunder, or within twelve months thereafter, a Transaction is consummated or the Company enters into an agreement relating to a possible Transaction that at any time thereafter results in a Transaction which Houlihan Lokey, during its engagement, analyzed and discussed with the Company and which were identified in writing at the time of termination of this Agreement, the Company shall pay Houlihan Lokey a Transaction fee in accordance with the provisions of this Agreement.

In the event a Transaction is effectuated, it is contemplated that Houlihan Lokey will assist the Company in selecting an independent advisor to provide a fairness opinion to the extent desired, with such advisor to be compensated directly by the Company.

In addition to the foregoing, Houlihan Lokey shall be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services hereunder, including any reasonable legal fees incurred by Houlihan Lokey. Houlihan Lokey will discuss its general expense items with the Company, and will not bill for "overhead" items such as secretarial or word processing time.

During the period of Houlihan Lokey's engagement hereunder, or within twelve months thereafter, neither Houlihan Lokey nor any director, officer, shareholder, or managing director that is (i) assigned to this matter, or (ii) has access to material information regarding the Company (other than such information deemed as non-confidential pursuant to paragraph 10) will, or assist any other party in its efforts to (a) purchase or offer to purchase any shares of the capital stock of the Company, or other securities exercisable for, or convertible into, such shares of capital stock, (b) solicit any proxies, votes, authorizations or other consents from shareholders of the Company, (c) offer to effect any merger, consolidation, recapitalization or other similar transaction with or involving the Company, or (d) offer to effect any purchase of all or any substantial portion of the assets of the Company, unless Houlihan Lokey or such other persons have obtained the advance approval of the Board of Directors of the Company to that particular activity or transaction.

4. The Company will furnish Houlihan Lokey with such information as Houlihan Lokey believes reasonably appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that Houlihan Lokey (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) will not make an appraisal of the Company. To the best of the Company's knowledge, the Information to be furnished by the Company, when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Houlihan Lokey if it learns of any material inaccuracy or misstatement in, or material omission from, any Information therefore delivered to Houlihan Lokey.

5. It is understood that Houlihan Lokey is being engaged hereunder solely to provide the services described above to the Company, and that Houlihan Lokey is not acting as an agent or fiduciary of, and shall have no duties or liability to, the equity holders of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

6. The Company agrees to the indemnification and other agreements set forth in Schedule A attached hereto (the "Indemnification Agreement"), the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement. In no event, regardless of legal theory advanced, shall Houlihan Lokey be responsible to any person other than for its gross negligence or bad faith with respect to its obligations or duties. In no event, regardless of the legal theory advanced, shall Houlihan Lokey's aggregate liability to all parties in connection with the Transaction or its services in connection therewith exceed the aggregate fees actually received by Houlihan Lokey hereunder.

7. If Houlihan Lokey is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated above (including, but not limited to, producing of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay Houlihan Lokey, in addition to other fees hereunder, Houlihan Lokey's then current hourly rates for the persons involved by the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, and the reasonable legal fees and expenses of Houlihan Lokey's counsel.

8. The obligations of Houlihan Lokey are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

9. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and assigns and, to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

10. Except as may be required by law, or by court or regulatory process, all information provided by the Company will be treated by Houlihan Lokey as confidential and will not, without the prior consent of the Company, be disclosed to any third parties in the absence of appropriate assurances of confidentiality, and Houlihan Lokey will not make any use thereof, except in connection with its services under this Agreement. Materials and information furnished to Houlihan Lokey shall not be deemed confidential if (a) such materials and information are or become generally available to the public other than as a result of disclosure by Houlihan Lokey or (b) Houlihan Lokey acquires such materials or information on a non-confidential basis from a source other than the Company who was not otherwise bound by a confidentiality agreement.

11. Houlihan Lokey's engagement hereunder may be terminated by either the Company or Houlihan Lokey at any time upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees and expenses, indemnification and contribution will survive any such termination in accordance with the terms of this Agreement.

12. This Agreement (including the attached Indemnification Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Houlihan Lokey and the Company. Neither this Agreement nor the rights or obligations of the parties hereunder may be assigned or delegated by either party without the prior written consent of the other party hereto. This Agreement shall be governed by and interpreted in accordance with the law of the state of New York applicable to agreements negotiated, executed and to be performed in that State, without regard to the choice or conflicts of law rules on principles of that State. Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Houlihan Lokey hereunder is expressly and irrevocably waived.

If the foregoing correctly sets forth our understanding, please so indicate by signing and returning to Houlihan Lokey the enclosed duplicate of this Agreement and the attached
Indemnification Agreement.

We look forward to working with you.

Very truly yours,

HOULIHAN, LOKEY, HOWARD & ZUKIN CAPITAL



By:  /s/ E. Siegert
     P. Eric Siegert
     Senior Vice President


The foregoing has been read, understood and approved, and the undersigned agrees to retain Houlihan Lokey upon the foregoing terms.

C.R. ANTHONY COMPANY


By:  /s/ John J. Wiesner
     John J. Wiesner
     Chairman and CEO


By:

Date:     10-17-96

                           SCHEDULE A

This Schedule A is pursuant to the Agreement dated September 27, 1996 and addressed to C.R. Anthony Company (the "Company") by Houlihan Lokey. Unless otherwise noted, all capitalized terms used herein shall have the meaning set forth in the Agreement.

Since Houlihan Lokey will be acting on behalf of the Company in providing financial advisory services pursuant to the Agreement, and as part of the consideration for the agreement of Houlihan Lokey to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and the respective directors, officers, shareholders, employees, agents, attorneys, shareholders and controlling persons of Houlihan Lokey and its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Indemnified Parties may become subject arising out of or related to actions taken or omitted to be taken by an Indemnified Party pursuant to the terms of, or in connection with services rendered pursuant to, the Agreement or any transaction or proposed transaction contemplated thereby or any Indemnified Party's role in connection therewith and to reimburse the Indemnified Parties on demand for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity agreement in respect of any loss, claim, damage or liability if a court having jurisdiction shall have determined by a final judgment that such loss, claim, damage or liability resulted from the bad faith or gross negligence of the Indemnified Parties.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, so long as such failure does not materially prejudice the rights of the Company. The Company shall assume the defense thereof, including, the employment of the counsel reasonably satisfactory to the Indemnified Party, and the payment by the Company of all reasonable expenses. The Indemnified Party shall have the right to employ separate counsel in any such action, suit, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of an Indemnified Party unless: (i) the employment thereof has been specifically authorized in writing by the Company; (ii) the Company has failed to assume the defense and employ counsel; or (iii) the main parties to any such action, suit, proceeding or investigation include both the Indemnified Party and the Company and the Indemnified Party shall have been advised in writing by independent counsel that the representation of the Indemnified Party and the Company by the same counsel would be inappropriate due to actual or potential differing interests between them, in each of which cases the reasonable fees of counsel for the Indemnified Party shall be paid by the Company. In such event, the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party. The Company shall not be liable for any settlement of any such action, suit, proceeding or investigation effective without the Company's prior written consent. Neither the Company nor the Indemnified Party shall, without the prior written consent of the other, settle or compromise any suit, claim (or permit a default or consent to the entry of any judgment in respect thereof) litigation, threatened litigation or threatened claim arising out of or based upon, or in any way related to the Transaction and to which the Company and any Indemnified Party may reasonably be expected to become a party, unless such settlement, compromise or consent includes, as an unconditional term thereof (which is satisfactory in form and substance to each such person), the giving by the claimant to each such person of an unconditional release from any and all liability in respect to such claim.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, expense, damage, settlement or liability for which such indemnification is held unavailable or is insufficient in such proportion as is appropriate to reflect the relative benefits received or to be received by the Company on the one hand and the Indemnified Party on the other hand in connection with the services rendered by Houlihan Lokey under the letter. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Indemnified Parties on the other hand in connection with any actions or omissions or any other matters which result in any such loss, claim, expense, damage, settlement or liability as well as any other relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to all losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement. The Company agrees that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, and any such person. No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to the Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined by a court having jurisdiction to have resulted from actions taken or omitted to be taken by such Indemnified Party's bad faith or gross negligence. The foregoing provisions shall survive any termination of the relationship established by the Agreement.